Exhibit 10.25

                              SJW CORP.

                  DEFERRED RESTRICTED STOCK PROGRAM

I.   PURPOSE.

     The objective of the Deferred Restricted Stock Program (the "Program") is to promote the long-term success of the SJW Corp. (the "Corporation") and its subsidiaries by linking incentive opportunities for non-employee members of the Board of Directors of the Corporation. (the "Board") to the performance of the Corporation and its subsidiaries.

II.  ELIGIBILITY.

     All non-employee members of the Board who: (1) are elected or appointed to the Board as non-employee directors on or after the date of the 2003 annual meeting of the Corporation's shareholders ("New Director(s)") or (2) if elected or appointed to the Board as a non-employee director prior to such date, elect, by written notice to the Corporation no later than August 31, 2003 to convert from the Director's Pension Plan to the Program (an "Existing Director"), are eligible to participate in the Program (together, the "Participants").

III. AWARDS OF DEFERRED RESTRICTED STOCK.

     A. Annual Grants to New Directors. Each New Director will receive an annual grant of the right to receive restricted stock ("Deferred Restricted Stock") commencing on the third business day after the next annual meeting of the Corporation's shareholders ("Annual Meeting") which is at least six (6) months following his or her election or appointment to the Board and on the third business day after each of the next nine (9) annual meetings, so long as he or she remains a non-employee member of the Board through such date. The number of shares of each annual Deferred Restricted Stock award will be that number of shares (rounded to the nearest whole share) equal to (i) the amount of the aggregate annual retainers, as of the date of grant, for service on the Board and the board of directors of the Corporation's subsidiaries ("Annual Retainer Fee") divided by (ii) the Fair Market Value of one share of the Corporation's Common Stock on the date of grant.

     B. Annual Grants to Existing Directors. Each Existing Director who elects to participate in the Program will receive annual grants commencing on the third business day following the 2004 Annual Meeting and continuing so long as he or she continues as a non-employee director, determined in the same manner as under Section A of this Article III; provided that the number of annual grants that such Participant is entitled to receive shall equal (i) ten (10) less (ii) the number of full years of service credit that such Participant had under the Director Pension Plan before the 2003 Annual Meeting. However, if such Participant had a partial year of credit under the Director Pension Plan, that equals or exceeds 6 months of service credit, the initial annual grant to such Participant shall be made on September 1, 2003.

     C. Conversion Grant to Existing Directors. If an Existing Director elects to participate in the Program, the benefits that such Existing Director had accrued under the Director's Pension Plan (based on full years of service) shall be converted into an additional grant of Deferred Restricted Stock on September 1, 2003. The number of shares subject to such grant shall equal
(i) $27,000 (the Annual Retainer Fee as of date of the 2003 Annual Meeting) multiplied by the whole number of years of service credit under the Director's Pension Plan as of the date of the 2003 Annual Meeting, divided by (ii) the Fair Market Value of one share of the Corporation's Common Stock on September 1, 2003. An Existing Director who elects to participate in the Program shall have no further rights under the Directors' Pension Plan. If a portion of the benefit accrued by an Existing Director's under the Director's Pension Plan as of the 2003 Annual Meeting is owed to another person under a domestic relations order, the Existing Director's conversion election shall not apply to such portion, in which case the calculation of the number of shares under the conversion grant shall be proportionately reduced.

     D. Deferred Restricted Stock Account. A "Deferred Restricted Stock Account" will be established for each New Director and each Existing Director who elects to participate in the Program and all grants of Deferred Restricted Stock made to such director shall be credited to such account. The right to receive shares credited to such account shall be an unfunded and unsecured right of a general creditor.

IV.  DIVIDEND RIGHTS.

     Each time a dividend is paid on Common Stock after a Restricted Stock Award is made to a Participant, the Participant will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares previously credited to Participant's Deferred Restricted Stock Account and not distributed as of the record date for the dividend. As of the first business day in January of each year, the Deferred Restricted Stock Account will be credited with a number of shares equal to (i) the cash dividend equivalent amounts credited to Participant for the immediately preceding year divided by (ii) the average of the fair market value of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

V.   VESTING AND PAYMENT OF SHARES.

     A. The shares of Common Stock credited to the Deferred Restricted Stock Account as an annual grant to a New Director pursuant to Section III.A. or as an annual grant to an Existing Director pursuant to Section III.B. will be fully vested at all times.

     B. That number of shares of Common Stock credited to the Deferred Restricted Stock Account as a conversion grant to an Existing Director pursuant to Section III.C. that does not exceed in value (based on the Fair Market Value of one share of the Corporation's Common Stock on September 1, 2003) (i) the aggregate dollar amount that was accrued by the Corporation as an expense, for financial accounting purposes, with respect to the benefits accrued by such Existing Director under the Directors' Pension Plan immediately before such conversion grant (disregarding any portion of the accrual that is not converted to a Restricted Stock Award due to a domestic relations order), divided by (ii) the Fair Market Value of one share of the Corporation's Common Stock on September 1, 2003 will be fully vested at all times. The remaining shares of Common Stock credited to the Deferred Restricted Stock Account as a conversion grant shall vest in three (3) equal annual installments on each of the first three (3) Annual Meetings after the 2003 Annual Meeting, provided the Existing Director continues in service as a non-employee Board member through such date. However, such shares of Common Stock shall vest on an accelerated basis in the event of the Existing Director's death, Disability, termination of Board service after attainment of the age after which he or she may no longer stand for re-election under the Board's policy, removal from the Board other than for cause or such other circumstances approved by the Board. For purposes of this Section V.B. the term "Disability" shall mean the permanent and total disability of the Existing Director as determined pursuant to Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time.

     C.  Shares of Common Stock credited to a Deferred
Restricted Stock Account as a result of dividend rights under
Section IV above shall vest in the same manner as the shares with respect to which the dividend rights were credited.

     D. The Deferred Restricted Stock Accounts, to the extent vested, shall be distributed commencing within thirty (30) days following Participant's termination of Board service in the form of shares of Common Stock. Payments shall be made in the form of a single lump sum or in up to ten (10) annual installments, as the Participant may elect at the time of his or her initial grant of Deferred Restricted Stock.

VI.  DEFINED TERMS.

     All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan and this document.

VII. MISCELLANEOUS.

     This Program and the Deferred Restricted Stock awards made hereunder are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, this Program and the Conversion Form, if applicable, and Deferral Election Form.


exhibit10-25.doc